Exhibit 10.9

FORCE10 NETWORKS, INC.

RETENTION INCENTIVE AGREEMENT

This Retention Incentive Agreement (the “Agreement”) is made and entered into effective as of                      (the “Effective Date”), by and between                      (“Employee”) and Force10 Networks, Inc. a Delaware corporation (the “Company”).

RECITALS

A. It is possible that the Company may in the future consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Employee and can cause Employee to consider alternative employment opportunities and thus believes that it is in the best interests of the Company and its shareholders to provide Employee with an incentive to continue Employee’s employment and to maximize the value of the Company upon a potential Change of Control for the benefit of its shareholders.

B. In order to provide Employee with enhanced security and encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes it is important to provide Employee with certain severance benefits upon Employee’s termination of employment in certain circumstances.

NOW THEREFORE, in consideration of the above-recited facts, the mutual agreements of the Company and Employee contained herein and the continued employment of Employee by the Company, the parties agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Cause” means any of the following: (i) Employee’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (ii) an act by Employee which constitutes gross misconduct in the performance of Employee’s employment obligations and duties; (iii) Employee’s act of fraud against the Company or any of its affiliates; (iv) Employee’s theft or misappropriation of property (including without limitation intellectual property) of material value of the Company or its affiliates; (v) material breach by Employee of any confidentiality agreement with, or duties of confidentiality to, the Company or any of its affiliates that involves Employee’s wrongful disclosure of material confidential or proprietary information (including without limitation trade secrets or other intellectual property) of the Company or of any of its affiliates; and (vi) Employee’s continued material violation of Employee’s employment obligations and duties to the Company (other than due to Employee’s death or Disability) after the Company has delivered to Employee a written notice of such violation that describes the basis for the Company’s belief that such violation has occurred and Employee has not substantially cured such violation within thirty (30) calendar days after such written notice is given by the Company.

(b) A “Change of Control” means the occurrence of any of the following events: (i) the consummation of a merger or consolidation of the Company with or into any corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to the consummation of such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or of such surviving entity’s parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or of such surviving entity or its parent that are outstanding immediately after such merger or consolidation; (ii) the sale or other disposition of all or substantially all of the Company’s assets; or (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by all the Company’s then outstanding voting securities.

(c) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(d) “Code” means the United States Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(e) “Termination for Good Reason” means Employee’s resignation or other voluntary termination by Employee of Employee’s employment with the Company with an effective date that is not later than sixty (60) days after the occurrence of a Good Reason Event (as defined below) and which is documented by Employee’s delivery to the Company, within such sixty (60) day period, of written notice of such resignation or termination identifying the Good Reason Event(s) that are the basis for such termination or resignation and stating that such termination or resignation is a “Termination for Good Reason” due to such identified Good Reason Event(s) (such notice, a “Good Reason Notice”), if, and only if, the Company has failed to cure the Good Reason Event(s) that are identified by Employee in such Good Reason Notice within thirty (30) days after the Company’s receipt of Employee’s Good Reason Notice.

(f) “Good Reason Event” means the occurrence of any of the following events without Employee’s express written consent thereto:

(1) a material reduction of Employee’s duties, position or responsibilities relative to Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Employee from such position, duties and responsibilities, unless Employee is provided with comparable duties, position and responsibilities; [provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company performs similar duties for the Company or its business operations following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation) shall not constitute a “Good Reason Event;”]

(2) the reduction of Employee’s then current annual base salary or annual target bonus, in either case by ten percent (10%) or more (other than in connection with a general decrease in the base salary or annual target incentive compensation of similarly situated Company employees); or

(3) the relocation of Employee’s principal work location to a facility or a location that (A) is more than fifty (50) miles from Employee’s then-current principal work location and (B) increases Employee’s commute by more than twenty-five (25) miles from Employee’s prior principal work location.

(g) “Termination Without Cause” means any involuntary termination of Employee’s employment by the Company which is not effected for Cause (except for terminations due to Employee’s death or Disability, either of which shall not constitute a Termination Without Cause). For the avoidance of doubt, neither a Termination Without Cause nor a termination of Employee’s employment due to Employee’s death or Disability shall constitute a Good Reason Event.

(h) “Disability” has the meaning set forth in Section 22(e)(3) of the Code.

(i) “Termination Date” shall mean the effective date of any notice of termination delivered by either the Company or Employee to the other hereunder.

2. Term of Agreement. This Agreement shall terminate upon the earlier of (a) the date that all obligations of the parties hereto under this Agreement have been satisfied or (b) the later of (i) the fourth (4th) anniversary of the Effective Date or (ii) in the event of a Change of Control, a Termination Without Cause, a Termination for Good Reason or Employee’s death or Disability with respect to which payments or benefits hereunder will or may be payable following the fourth (4th ) anniversary of the Effective Date, such later date as necessary to permit all obligations of the parties hereto under this Agreement to be satisfied. Notwithstanding the foregoing, the term of this Agreement may be extended upon the mutual written agreement of the parties.

3. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will.

4. Severance Benefits and Equity Acceleration.

(a) Termination Apart from a Change of Control. Subject to the provisions of this Agreement (including without limitation the provisions of Sections 5 and 6 hereof) if, after the Effective Date of this Agreement, Employee’s employment with the Company is terminated by the Company in a Termination Without Cause, [Employee terminates employment with the Company as a result of a Termination for Good Reason] or, with respect to subsection 4(a)(iii) only, Employee’s employment with the Company terminates due to Employee’s death or Disability, then, after the execution and nonrevocation by Employee of a general release of claims in favor of the Company (which shall not include any release by Employee of claims with respect to which Employee is entitled to indemnification from the Company) (the “Release”), Employee shall be entitled to the following severance benefits:

(i) Payment in cash of an amount equal to twelve (12) months of Employee’s then current annual base salary, payable in a lump sum;

(ii) Provided Employee timely elects to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by Employee in the              month period following Employee’s termination; and

(iii)              percent (    %) of the then-unvested shares subject to Employee’s stock options or other equity grants granted by the Company to Employee, and not previously terminated, prior to such termination of Employee shall become fully vested and, to the extent applicable with respect to the stock option or equity award, exercisable (and to the extent any such equity grants are restricted stock units, then such units shall be settled within the time period set forth in the paragraph below regarding payment of cash severance benefits).

(b) Termination In Connection With a Change of Control. Subject to the provisions of this Agreement (including without limitation the provisions of Sections 5 and 6 hereof) if, within (1) the two (2) month period preceding or (2) the twelve (12) month period beginning on and immediately following the consummation of the first Change of Control occurring after the Effective Date of this Agreement (the “Trigger Change of Control”), Employee’s employment with the Company is terminated by the Company in a Termination Without Cause, Employee terminates employment with the Company as a result of a Termination for Good Reason or, with respect to subsection 4(b)(iii) only, Employee’s employment with the Company terminates due to Employee’s death or Disability, then, after the execution and nonrevocation by Employee of the Release, Employee shall be entitled to the following severance benefits:

(i) Payment in cash of an amount equal to              months of Employee’s then current annual base salary, payable in a lump sum;

(ii) Provided Employee timely elects to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by Employee in the              month period following Employee’s termination; and

(iii)              percent (    %) of the then-unvested shares subject to Employee’s stock options or other equity grants granted by the Company to Employee prior to the Change of Control, and not previously terminated, shall become fully vested and, to the extent applicable with respect to the stock option or equity award, exercisable (and to the extent any such equity grants are restricted stock units, then such units shall be settled within the time period set forth in the paragraph below regarding payment of cash severance benefits).

For the avoidance of doubt, the severance payments and benefits payable pursuant to Section 4(a) or Section 4(b) above are not cumulative.

Subject to the provisions of Section 5, cash severance benefits payable pursuant to this Section 4 shall be paid on the sixty-first (61st) day following the termination of Employee under the conditions specified above in this Section 4, provided Employee has executed the Release, and the Release is effective (and not subject to revocation by Employee in whole or in part) following the execution and effective date of the Release.

(c) Other Terminations. If Employee’s employment with the Company terminates other than (i) as a result of a Termination Without Cause, or (ii) a Termination for Good Reason by Employee, or if Employee’s employment with the Company terminates due to Employee’s death or Disability, then Employee shall not be entitled to receive any severance or other benefits pursuant to Section 4 (except as provided in Section 4 (a)(iii)). If Employee is eligible for severance and benefits as set forth in Section 4 above, then the receipt of such benefits shall be the sole entitlement to benefits and Employee shall not be entitled to any severance benefits under any policies and plans of the Company or other agreements between the Company and Employee, except as provided in the Company’s Acquisition Bonus Plan (if the same has not previously been terminated).

(d) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay Employee all of Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper written expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company prior to the Termination Date in accordance with the Company’s expense reimbursement policy. These payments shall be made promptly upon termination and within the period of time mandated by law.

5. Six Month Hold-Back and Separation from Service. To the extent (a) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest). Any termination of Employee’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).

6. Limitation on Payments Under Code Section 280G. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at Employee’s discretion, Employee’s severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts (after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999), results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any such reduction shall reduce cash payments first followed by reductions in equity compensation benefits. Unless the Company and Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise, including, without limitation, pursuant to a Change of Control) or any purchaser of all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession, unless otherwise agreed upon in writing by Employee and such successor. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.

(b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.

9. Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes. All arbitration proceedings shall be conducted in San Francisco County, California.

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein regarding severance and acceleration benefits and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement, including but not limited to any offer of employment from the Company to Employee.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Retention Incentive Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	FORCE10 NETWORKS, INC.

By:
Title:

EMPLOYEE:
Signature

Printed Name

SIGNATURE PAGE TO RETENTION INCENTIVE AGREEMENT